EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Central Jersey Bancorp:

We consent to the incorporation by reference in Registration Statements No. 333-100893, No. 333-122468, No. 333-125658 and No. 333-144096 on Form S-8 and
No. 333-131640 on Form S-3 of Central Jersey Bancorp of our reports dated March 14, 2008 relating to the consolidated statements of financial condition of Central Jersey Bancorp and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Central Jersey Bancorp.


                                         /s/ KPMG LLP

Short Hills, New Jersey
March 14, 2008